Exhibit 10.4

EXECUTIVE TERMINATION COMPENSATION AGREEMENT

This EXECUTIVE TERMINATION COMPENSATION AGREEMENT (the “Agreement”) is entered into as of this 13th day of February 2006 by and between West Marine. Inc., a Delaware corporation (the “Company”), and Ronald Japinga (“Executive”)

RECITAL

The Company has determined that it is in the best interests of the Company and its stockholders for the Company to agree to pay Executive termination compensation in the event Executive should leave the employ of the Company under the circumstances described below. The Company also wishes to reward loyal and dedicated management personnel. Accordingly, the parties wish to enter into this Agreement to set forth the rights and obligations of the parties upon termination of Executive’s employment with the Company.

AGREEMENT

In consideration of the mutual covenants and agreements set forth below, the Company and Executive agree as follows:

1.	Position.

Executive is currently employed as the Senior Vice President of Merchandising of the Company.

2.	Termination of Employment.

(a) By Death. Executive’s employment with the Company shall terminate automatically upon Executive’s death. In the event of the death of Executive during his employment, the Company’s obligations hereunder shall automatically cease and terminate, except as provided in Section 3(a).

(b) By Disability. The Company may terminate Executive’s employment with the Company during any period in which Executive is considered by the Company to be disabled. Executive shall be considered “disabled” if, in the sole opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing his duties due to an illness or other physical or mental incapacity for a period of more than twenty (20) working days in the aggregate in any three (3) month period. Thereafter, all obligations of the Company shall cease, except as provided in Section 3(a).

(c) For Cause. The Company may terminate Executive’s employment with the Company immediately, at any time, without any advance notice, for “Cause.” Thereafter, all obligations of the Company shall cease, except as provided in Section 3(a). For purposes of this Agreement, the term “Cause” shall be deemed to include:

(i) Commission of any material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude by Executive in performing his job duties or in any other respect or falsification of Company documents;

(ii) Negligence, misconduct or incompetence in following or carrying out Company procedures, rules, regulations or management directives or Executive’s failure to meet the performance standards set by the Company from time to time;

(iii) Actions by Executive or Executive’s failure to obey the lawful direction of any of the Company’s executive officers or members of the Board, which actions have a seriously detrimental effect on the reputation of the Company;

(iv) Executive’s conviction of a felony or criminal offense involving moral turpitude or in connection with Executive’s performance of his job duties on behalf of the Company;

(v) Any willful misconduct by Executive or any willful breach or habitual neglect of the Executive’s duties that he is required to perform;

(vi) Violation of any fiduciary duty owed to the Company;

(vii) Executive’s insubordination;

(viii) Executive’s receipt or acceptance of any kickback, rebate or other consideration from any party that conducts business with Company; or

(ix) Executive’s abuse of alcohol or drugs (legal or illegal), which in the Company’s reasonable judgment materially impairs Executive’s ability to perform his duties hereunder.

(d) Without Cause: The Company may terminate Executive’s employment with the Company immediately, at any time, without any advance notice, for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to employment, discipline, or termination of its employees, subject to any severance and other payments. if any, required by Section 3(b) below. Thereafter, all obligations of the Company shall cease, except as provided in Section 3(b).

(e) Voluntary Termination: In the event that Executive resigns or otherwise voluntarily terminates his employment with the Company, all obligations of the Company shall cease, except as provided in Section 3(a).

(f) This Agreement shall terminate on termination of Executive’s employment, except that Sections 3, 4, 5 and 6 shall survive termination of this Agreement.

3.	Obligations of the Company on Termination.

(a) Termination on Death or Disability, Voluntary Termination by Executive, or Termination For Cause. If Executive’s employment is terminated by reason of Executive’s death or disability, Executive’s voluntary termination, or Company’s termination for Cause, the Company’s obligations to Executive under this Agreement shall be limited to: (i) the prorated payment of Executive’s salary through the date of termination to the extent accrued but not paid by then; (ii) the payment of any unused accrued PTO through the date of termination; and (iii) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company’s policies in effect at such time and that were not reimbursed by the Company at the time of the termination. Such payments shall be made less applicable withholdings and authorized deductions within the time period required under applicable law. As of the date of such termination, the Company’s obligations to Executive shall terminate and the Company will have no further obligation to pay Executive or his estate, beneficiaries or legal representatives any compensation or any other amounts, except as provided in this Agreement or otherwise provided by law.

(b) Termination Without Cause. If Executive’s employment is terminated for any reason other than the Company’s termination for Cause, Executive’s death or disability, or a voluntary termination by Executive, the Company’s obligations to Executive under this Agreement shall be limited to: (i) the prorated payment of Executive’s salary through the date of termination to the extent accrued but not paid by then; (ii) the payment of any unused accrued PTO through the date of termination; (iii) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company’s policies in effect at such time and that were not reimbursed by the Company at the time of the termination. Such payments shall be made less applicable withholdings and authorized deductions within the time period required under applicable law. Additionally, Company shall continue to pay to Executive, as a consultant, on an on-call basis, for the number of hours and type of services to be mutually determined by Executive and the Company, on the Company’s regularly scheduled pay days, severance to an amount equal to Executive’s then base annual salary for twelve (12) months from the date of termination (“Severance period”), except that if such termination occurs at any time during the first year of employment, Executive’s severance payment shall be prorated to an amount equal to the number of months, or portion there of, during which Executive was employed. In addition, if the effective date of your termination occurs at any time after the first six (6) months of the Company’s then current fiscal year, the annual bonus Executive would have been paid for that year will be prorated for the period of your employment in Executive’s capacity as a senior vice president during that year (i.e., from the commencement of such fiscal year up through the effective date of termination), payable at the time the Company normally pays such bonuses, provided that Executive will receive no bonus amount if the effective date of termination occurs at any time on or before such six (6) month period and no bonus amount for services to be performed over the Severance Period. In addition, Executive will continue to receive health insurance benefits only (i.e., medical, dental, optical, and mental health), in all aspects significantly comparable to those in place from time to time for Senior Vice Presidents of the Company, at the Company’s cost, subject to any portion of the costs required to be contributed by Executive, until the earlier to occur of (i) Executive’s employment by another entity which provides such health insurance benefits; or the expiration of the Severance Period. Executive agrees to notify the Company in writing within 10 days of any employment with health coverage. During the Severance Period, Executive hereby waives any other Company benefits not specifically mentioned herein and after the expiration of the Severance Period, Executive will be offered continued health care benefits required to be offered under Federal or state law [e.g., COBRA]. Moreover, in accordance with the terms of Executive’s stock option agreement(s), Executive may exercise his vested stock options at any time over the Severance Period and upon expiration of thereof, Executive shall have the additional period specified under such agreement(s) in which to exercise any remaining vested stock options after termination of employment (currently at ninety (90) days) (“Extended Period”) and upon termination of the Extended Period any unexercised vested stock options automatically will be forfeited. Also, during the Severance Period, Executive will not receive any further stock option grants and upon expiration of the Severance Period, any unexercised vested stock options automatically will be forfeited. Benefits described above will be subject to employment taxes and as required by Company policy and/or by applicable laws and regulations. No other benefits will accrue to Executive during the Severance Period. All amounts paid under this Section 3(b) shall be paid in accordance with the Company’s usual practices as they exist from time to time. During the period any severance compensation and health benefits are being paid pursuant to this Section 3(b), Executive shall still be deemed to be employed by Company for purposes of the severance compensation and health benefits only. Except as specifically provided herein or otherwise provided by applicable law, as of the date of termination, the Company’s obligations to Executive shall terminate and the Company shall have no further obligation to pay Executive any compensation or any other amounts.

4.	Obligations of Executive on Termination.

(a) Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information (as defined in this Agreement), copies of any of the foregoing, and any equipment or assets furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment.

(b) Upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

(c) Executive agrees that following termination of his employment, Executive shall not access or use any of the Company’s computer systems, e-mail systems, voicemail systems, intranet system or other system, except as authorized by the Company.

(d) Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and that such matters are transferred to another employee designated by Company. In addition, upon request by the Company, Executive agrees to cooperate to the extent necessary to protect the interests of the Company or any affiliates or related entities, including without limitation, in providing any information that Executive has about the Company’s business and its operations and/or in providing truthful testimony as a witness or declarant in connection with any potential future litigation which may arise as to which Executive may have any relevant information.

5.	Covenants of Executive.

(a)	Confidential Information.

(i) Existence of Confidential Information: The Company owns and has developed and complied, and will develop and compile, certain proprietary and confidential information that has great value to its business (referred to in this Agreement collectively as “Confidential Information”). Confidential Information includes information, whether or not designated as confidential or “company private” by the Company, from any source, which is either disclosed to, or team, learned by, Executive during the course of his employment with the Company and which has or could have commercial value in the business in which the Company is engaged or contemplates engaging, which could be detrimental to the interests of the Company if disclosed without authorization, which gives the Company a competitive advantage or the opportunity to obtain a competitive advantage or which is not generally known to the public. Examples of confidential information include, without limitation: Company’s personnel and financial, information, vendor names and information, product cost information, and operational and procedural manuals; Company’s proprietary computer software of any type, whether in source code, object code, annotations, coding notes, or any other form, in any stage of research and development, production, or manufacture; information relating to any of Company’s proprietary rights or information, information concerning product research and development, including technical, engineering, or production data, test data or results, and information concerning Company’s efforts to acquire, protect, and license proprietary rights; Company’s price, cost and fee data, pricing and billing policies, data, forecasts, plans, and strategies for all aspects of Company operations, marketing, and sales, whether or not in effect, the names and all other information concerning the Company’s customers or vendors, including customer and vendor lists, and all data relating to the type, quantity, specifications, and price of Company products and/or services received or provided by any customer or vendor, any and all work product created by Executive relating to or resulting from the engagement of Executive by Company including, without limitation, all notes, research, drafts, and final product and any and all information concerning Company trade secrets, research, development, test results, reports, specifications, business plans or strategies, forecasts, marketing plans or strategies, unpublished financial information, budgets, projections and Company agreements.

(ii) Protection of Confidential Information: Executive will not, either during or after employment with the Company, directly or indirectly, disclose or otherwise communicate to any third party, any of the Company’s Confidential Information without prior written approval of the Company’s Chief Executive Officer, except as authorized in the normal exercise of his assigned job duties for the Company and for the benefit of the Company. Executive acknowledges that he is aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy and an improper disclosure of trade secrets. Moreover, if, at any time, Executive becomes aware of any unauthorized access, use, possession, or knowledge of any Confidential Information, Executive shall immediately notify the Company’s General Counsel. Executive also agrees that to the extent any court or agency seeks to have him disclose Confidential Information, Executive shall promptly inform the Company and shall take such reasonable steps as are available to Executive to prevent disclosure of such Confidential Information until the Company has been informed of the requested disclosure and the Company has an opportunity to respond to such court or agency. Nothing provided in this paragraph shall require Executive to take any action that would cause Executive to incur personal, financial, or other risk.

(iii) Delivery of Confidential Information: Upon request or when his employment with the Company terminates, Executive will immediately deliver to the Company all copies of any and all materials and writings received from, created for or belonging to the Company including, but not limited to, any which relate to or contain Confidential Information.

(b) Exclusive Employment and Non-Solicitation. During his employment with the Company, Executive will not do anything, directly or indirectly, to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity including, without limitation, engaging in any activity or entering into any agreement that conflicts with the interests of the Company or his job duties or obligations to the Company or providing services for, owning, managing, or operating any business that is at that time in, competition with the Company. At any time during or following the termination of his employment, Executive shall not engage in unfair competition with the Company, aid others in any unfair competition with the Company, in any way breach the confidence that the Company placed in Executive during his employment, misappropriate any Confidential Information as defined in this Agreement or breach any of the provisions of this Section of this Agreement. Executive also will not within two (2) years after his employment terminates, directly or indirectly, influence, hire, solicit, divert or attempt to influence, hire, solicit, divert or encourage to terminate or alter any relationship with the Company of any employee, independent contractor, supplier, customer, consultant or any other person or company without the Company’s express written consent.

(c) Works for Hire. All inventions, ideas, processes, programs, software, procedures, projects, plans and designs (including improvements), equipment, or products conceived (whether or not actually conceived during regular business hours), developed, or made through efforts in whole or in part of Executive during the course of his employment with Company and (ii) related to the business of Company shall be disclosed promptly to Company and shall be the sole and exclusive property of Company. Executive shall cooperate with Company and its attorneys in the preparation of patent, trademark and title and interest in and to all such inventions, ideas, processes, programs, software, procedures, projects, plans, designs, equipment or products to Company. The decision to file a patent, trademark or copyright protection, or to maintain such developments as a trade secret, shall be in the sole discretion of Company and Executive shall be bound by such decision and shall execute such documents as may be necessary to carry out the intent of this Section.

(d) Non-Disparagement. Executive agrees that both during and after his employment with Company, Executive will not disparage, denigrate, or criticize the Company or any of its management personnel or members of the Board, whether or not such activity has its purpose or outcome, the interference or competition with, or the reduction, interruption, disruption, or obstruction of, the conduct of Company’s businesses.

(e) Release. Upon termination of employment, if requested by Company, Executive agrees to execute and deliver to Company a general release releasing Company and its officers, directors, owners, affiliates, successors and assigns, from any and all actual or potential, suspected or unsuspected, foreseen or unforeseen, and patent or latent causes of actions, claims and demands whatsoever, whether in law or in equity, which may exist as of the date of the release or which may arise after such date as a result of Executive’s employment or termination of employment with the Company. Such release also will include a waiver of § 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Executive’s agreement to indemnify, defend, and hold harmless each released person or entity against any claim, including attorney fees and costs, resulting from a breach of Executive’s covenants contained in the release, and a provision that such covenants survive the termination of Executive’s employment and/or of Agreement.

(f) Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the covenants set forth in Sections 4 (a), (c), and (d) and Sections 5(a)-(e) are essential elements of this Agreement, and are required for the protection of Company’s legitimate business interests, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement, including the Company’s agreement to provide the severance compensation set forth in Section 3(b). Accordingly, in addition to all other rights and remedies available to Company under this Agreement, Executive acknowledges and agrees that Executive’s failure to comply with any of these covenants shall entitle Company to immediately terminate any compensation or benefits otherwise payable in accordance with Section 3(b). Moreover, such covenants are independent of any other contractual obligations in this Agreement. The existence of any claim or cause of action by Executive against Company, whether based on this Agreement or otherwise created, shall not create a defense to the enforcement by Company of any such covenants.

(g) Modification by Court. It is agreed by the Company and Executive that if any portion of this covenants set forth in this Section 5 are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible (including divisible as to time and geographical area, as applicable) and a lesser time period, geographical area or other modification which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that covenants set forth in this Section 5 are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

(h) Survival of Covenants. The covenants contained in this Section 5 shall survive the termination of Executive’s employment and this Agreement.

6.	Miscellaneous:

(a) Assignment and Transfer: Executive’s rights and obligations under this Agreement are personal and shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of the Company’s assets, any successor to Company or any assignee thereof.

(b) No Inconsistent Obligations: Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his job duties for the Company.

Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

(c) Construction, and Governing Law: The captions used in connection with this Agreement are for reference purposes only and shall not be construed as part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) Entire Agreement: This Agreement contains the entire agreement and understanding between the parties as to the matters covered herein and supersedes any prior or contemporaneous written or oral agreements between them respecting the subject matter hereof. Parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

(e) Amendment: This Agreement may be amended only by a writing signed by Executive and either an officer of the Company or other duly authorized agent of the Company.

(f) Severability: If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g) Remedy for Breach: The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive. In addition to injunctive relief, Company shall also be entitled to all other relief available under the law, including but not limited to, damages, punitive damages, attorneys’ fees and costs, including those incurred in bankruptcy and appellate proceedings. Accordingly, the remedies available to Company in the event Executive breaches any of the provisions of this Agreement are cumulative, and Company’s exercise of any remedy will not limit any other remedies that may be available to Company at law or in equity.

(h) Arbitration: With the exception of a suit for injunctive or equitable relief, in the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, the parties agree that any such dispute shall be resolved by a three member arbitration panel in Santa Cruz, California in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Executive therefore specifically waives any right to jury trial on such disputes. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of executive for its collection. The losing party in any such dispute shall pay all of the winning party’s costs, including any arbitrator or administrative fees and reasonable attorneys’ fees. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than arbitrator(s)), and the determination thereof, unless otherwise required by law. Nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief.

(i) Waiver: No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any provision of this Agreement, or consent to any departure by either party from any provision of this Agreement, shall be effective in any event unless it is in writing, designated a waiver, and signed by the party waiving the breach. Such a waiver shall be effective only in the specific instance and for the purpose for which it is given.

(j) Notices. All notices and communications provided for in this Agreement shall be in writing and shall be delivered personally, or sent by registered, certified, or express mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid over night or courier service to the parties a the addresses set forth below. Either party may change the address to which notices shall be sent by written notice as provided in this subsection. Such notices and communications shall be deemed received, as follows: in the case of personal delivery, the day of actual receipt, in the case of express mail or delivery by overnight courier service, the day designated for delivery, in the case of registered or certified mail, five (5) days after deposit in the mail; and in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

(k) Acknowledgment by Executive. Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms. Executive acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with legal counsel of his own choice, and to negotiate at arm’s length with the Company as to its terms and contents.

(l) Counterparts. This Agreement may be executed in counterparts, each of which, taken together, shall constitute one and the same instrument. Signatures obtained via facsimile shall be acceptable as original signatures.

The parties hereto have duly executed this Agreement as of the date set forth below next to their respective signatures.

COMPANY

By:	/s/ Peter Harris
Peter Harris, CEO & President

Address:	500 Westridge Drive
Watsonville, California 95076

EXECUTIVE

/s/ Ronald Japinga
Ronald Japinga

Address:	[ADDRESS]